FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT


         THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT is made and entered into the 21st day of April, 1999, by and between HIGHWOODS/FLORIDA HOLDINGS, L.P., a Delaware limited partnership ("Seller"), and AMERICA'S CAPITAL PARTNERS, LLC, a Florida limited liability company ("Purchaser").
         Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement dated as of March 22, 1999 (the "Agreement"). All terms used but not defined herein shall have the meanings given for such terms in the Agreement.
        Seller and Purchaser wish to amend certain of the provisions of the Agreement as hereinafter set forth.
        NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the mutual covenants and agreements herein and in the Agreement set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
        1. RECITALS. The foregoing recitals are true and correct.
        2. THE PROPERTY. Section 1.1 and Exhibit "1.1" are hereby amended to delete therefrom the properties described as "Highwoods Development Parcels" in Exhibit "1.1," I.E. Cypress Creek Land consisting of approximately 11 acres and Highwoods Sawgrass consisting of approximately 38 acres, and to delete the "Sunrise Office Building." The Agreement is further amended to delete therefrom all references in the Agreement, including all exhibits thereto, to said "Highwoods Development Parcels" and "Sunrise Office Building."

        3. DEFINITION OF CONTRACT. Section 1.5 is hereby amended to add the words "set forth in Exhibit "12.1"" after the word "agreements" in the first line of Section 1.5.
        4. PURCHASE PRICE. Section 5 is hereby amended to reduce the Purchase Price by the amount of Seventeen Million Two Hundred Eighty Four Thousand Dollars ($17,284,000.00), to a total of Two Hundred Thirty-One Million Seven Hundred Fifty Thousand Dollars ($231,750,000.00) plus an amount equal to the book value of the Development Assets as described in Section 5.1 of the Agreement.
        5. PAYMENT OF PURCHASE PRICE. Section 5.2 is hereby amended to change the approximate balance of the Purchase Price due in cash at Closing, subject to prorations and adjustments as provided in the Agreement, to $226,750,000.00.
        6. TITLE OBJECTIONS. Section 9.1 is hereby amended to provide that April 28, 1999 is the last day on which Purchaser may notify Seller of any title and survey objections.
        7. INVESTIGATION PERIOD. Sections 11.1 and 11.2 are hereby amended to provide that the Investigation Period shall expire on April 30, 1999 at 5:00 p.m. Eastern Daylight Time.
        8. APPROVAL OF AMENDMENT BY SELLER'S BOARD OF DIRECTORS. Seller and Purchaser hereby acknowledge that this First Amendment must be approved by Seller's Board of Directors. Seller agrees to present the terms of this First Amendment to Seller's Board of Directors for its approval not later than April 27, 1999. Section 12.8 of the Agreement is hereby amended accordingly.

        9. BROKERS. Section 20 is amended to provide that the brokerage commission to be paid to Redwood Real Estate Services Corp. shall be One Million Dollars ($1,000,000.00).
        10. HIGHWOODS PARK CONTRACTS. There are two (2) existing contracts for HVAC repairs, each between Seller and Airstron, dated March 1, 1999 and March 17, 1999, respectively, and one (1) existing contract for roof repairs, between Seller and Murton Roofing, dated March 1, 1999, in each case for work that is currently being done on the Improvements in the Highwoods Park property. At Closing, Seller shall credit to Purchaser an amount equal to the then-remaining balance due to said contractors for work completed and then unpaid and for the balance of the work contemplated by said contracts in order to achieve completion thereunder, and Seller shall provide to Purchaser proof (a) that the three (3) construction contracts are in good standing and full force and effect,
(b) of the amounts that the contractors have been paid to the date of Closing,
(c) that neither contractor has the right to file a lien against the Highwoods Park property, and (d) that the respective contractors have consented to the assignment of said contracts to Purchaser without change in the terms thereof.
Section 19 of the Agreement is hereby amended to provide that Seller shall deliver, at Closing, appropriate assignments to Purchaser of said construction contracts.
        11. SELLER FINANCING. At Closing, Seller shall provide purchase money financing in the amount of Thirty Million Dollars ($30,000,000.00) to Purchaser, for the purpose of closing the subject transaction. Said financing shall be for a term of three (3) years, shall be repaid in three (3) Ten Million Dollar ($10,000,000.00) increments on each anniversary date of the Closing, shall accrue interest at the rate of eleven percent (11%) per annum, which interest shall be payable quarterly in arrears, and shall be prepayable at any time, in whole or in part, without penalty. The loan shall be secured in a manner acceptable to Seller, in its sole and absolute discretion, pursuant to loan and security documents reasonably acceptable to Purchaser and Seller, the forms of which shall be agreed upon by Purchaser and Seller by the end of the Inspection Period.
        12. TRUE, CORRECT AND COMPLETE AGREEMENT. Seller and Purchaser hereby acknowledge that several pages in the Agreement have been substituted to clarify certain issues and, pursuant to the terms of the Agreement, certain exhibits were annexed thereto after the Effective Date. Seller and Purchaser acknowledge and agree that the copy of the Agreement attached hereto is a true, correct and complete copy of the Agreement as it existed prior to the date of this First Amendment.
        13. NO FURTHER MODIFICATION. Except as set forth in this First Amendment, the Agreement remains unmodified and in full force and effect.
        IN WITNESS WHEREOF, the Seller and Purchaser have executed this First Amendment the day and year first written above.

WITNESSES:                              SELLER:
                                        HIGHWOODS/FLORIDA HOLDINGS, L.P., a
                                        Delaware limited partnership
-------------------------------
                                        By:  Highwoods/Florida G.P. Corp., a
                                        Delaware corporation, as general partner
-------------------------------
(As to Seller)                          By: /s/ Mark D. Pridgen III
                                            ----------------------------------

                                        Title: Vice President
                                              --------------------------------


                                        Dated:  April 21, 1999

                                        PURCHASER:

                                        AMERICA'S CAPITAL PARTNERS LLC, a
                                        Florida limited liability company.

_______________________________         By: /s/ Allen C. de Olazarra
                                            ----------------------------------

                                        Title: Managing Member
                                               -------------------------------


_______________________________         Dated: April 21, 1999
(As to Purchaser)

                           PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT is made and entered into as of the 22nd day of March, 1999, by and between HIGHWOODS/FLORIDA HOLDINGS, L.P., a Delaware limited partnership ("Seller"), and AMERICA'S CAPITAL PARTNERS, LLC, a Florida limited liability company and/or its permitted assigns hereunder ("Purchaser"). In consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties to this Agreement, the parties agree to the following terms and conditions:
         1. PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following property (collectively, the "Property" or "Properties"):
                  1.1 Those fee and leasehold parcels of property located in Dade, Lee and Broward Counties, Florida consisting of approximately 2,813,123 rentable square feet and 49 acres of land as more particularly described in Exhibit "1.1" as the "Existing Properties" (collectively, the "Realty"), together with the projects presently under construction and Seller's rights with respect to the "Allied Signal Option Parcel" as more particularly described in Exhibit "1.1" as the "Development Assets" (collectively, the "Development Assets");
                  1.2 The land and all buildings, structures and other improvements situated on the Realty (the "Improvements");
                  1.3 All fixtures, equipment, furnishings and other items of property whatsoever used or useful in the operation, repair and maintenance of the Realty, situated on the Realty, and owned by Seller (the "Personalty");

                  1.4 All of the landlord's interest in and to tenant leases for space in the Improvements or on the Realty;
                  1.5 All transferable contracts and agreements (each a "Contract", and collectively, the "Contracts"), deposits, licenses, permits, and contract rights pertaining to ownership, development and/or operation of the Realty, the Improvements, the Personalty and the Development Assets;
                  1.6 All of Seller's rights in and to the name and all logos, trademarks and other rights in connection with the name, and general intangible rights pertaining to the ownership and/or operation of the Realty other than the name "Highwoods" and any logos, trademarks, tradenames or other intangible rights relating to the name "Highwoods"; and
                  1.7 All strips, gores, easements, privileges, rights-of-way, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing to the benefit of the Realty, the Improvements and the Development Assets.
        2. EFFECTIVE DATE. If this Agreement is not executed and delivered by each party to it to all parties on or before March 25, 1999, at 5:00 p.m., Eastern time, then this Agreement shall be null and void and of no force or effect. Execution and delivery shall be defined as the receipt of the fully executed Agreement by the parties by means of the U.S. mails, delivery by a nationally recognized overnight delivery service, hand delivery or facsimile transmission. In the event delivery is by facsimile, the party delivering this Agreement shall deliver to all other parties an original copy of the fully executed Agreement within two (2) business days; failure to do so shall not affect the validity of the execution and delivery of this Agreement. The date of this Agreement, for purposes of performance, shall be the date when the last one of Seller or Purchaser has signed this Agreement, as stated on the signature page (the "Effective Date").
        3. CLOSING DATE. Subject to other provisions of this Agreement for extension or termination, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of the attorneys for Purchaser, Holland & Knight LLP, 701 Brickell Avenue, Miami, Florida 33131 on or before May 19, 1999 (the "Closing Date"); provided, however, that, as to the properties identified as "Gulf Atlantic Center" and "The 1800 Eller Drive Building" on Exhibit "1.1" only, either Seller or Purchaser may, by written notice to the other party, extend the Closing Date on said two (2) properties for up to three (3) successive periods of thirty (30) days each, solely for the purpose of satisfying the condition precedent in Section 13.2.2, but any such extension shall not affect Purchaser's obligation to close in a timely manner with respect to the other properties comprising the Property.

        4. DEPOSIT.

        4.1 To secure the performance by Purchaser of Purchaser's obligations under this Agreement, Purchaser will deliver, within two (2) business days of the Effective Date, to the law firm of Holland & Knight LLP, as escrow agent ("Escrow Agent"), the sum of One Million Dollars ($1,000,000.00) by wire transfer to a depository designated by Escrow Agent, the proceeds of which shall be held in trust as an earnest money deposit (the "Initial Deposit") by Escrow Agent, and disbursed only in accordance with the terms of this Agreement. If Purchaser elects not to cancel this Agreement during the Investigation Period, as more particularly described in Section 11.2 of this Agreement, then, within two (2) business days following the expiration of said Investigation Period, Purchaser shall deliver to Escrow Agent a check or wire transfer in the sum of Four Million Dollars

($4,000,000.00) (the "Additional Deposit") to be held together with, and upon the same terms and conditions as, the Initial Deposit. Once the Additional Deposit is paid to Escrow Agent, the term "Deposit" shall mean the Initial Deposit plus the Additional Deposit; prior to such payment, whenever used in this Agreement, the term "Deposit" shall mean only the Initial Deposit. In addition, on the Closing Date, in the event that the extension respecting the Gulf Atlantic Center and/or The 1800 Eller Drive Building properties is exercised by either party, the aggregate $5,000,000.00 Deposit shall be applied to the Purchase Price as provided in Section 5.2, and Purchaser shall be obligated to make a new deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) for each such property for which the Closing Date is extended, up to a maximum aggregate amount of $500,000.00, by wire transfer to Escrow Agent on the Closing Date, which amount shall thereafter become the "Deposit" for all purposes hereunder, and shall be applied to the portion of the Purchase Price to be paid upon the closing of the Gulf Atlantic Center and/or The 1800 Eller Drive Building properties or otherwise returned to Purchaser or paid to Seller as provided herein.
        4.2 Escrow Agent shall use its reasonable efforts to invest the Deposit in an interest bearing account or certificate of deposit maintained with or issued by a commercial bank reasonably acceptable to Purchaser and Seller. All interest accrued or earned on the Deposit shall be paid or credited to Purchaser, except in the event of a default by Purchaser, without any default of Seller, in which event the interest shall be disbursed to Seller, together with the Deposit, as liquidated damages in accordance with Section 15.
        4.3 Purchaser and Seller acknowledge that, if the Deposit is at any time in excess of $100,000.00, then the amount over $100,000.00 shall not be insured, and both parties hold

Escrow Agent harmless from all losses and costs and liabilities which may accrue or be incurred related to such lack of insurance.

5. PURCHASE PRICE.

        5.1 The total purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property is Two Hundred Forty-Nine Million Thirty-Four Thousand Dollars ($249,034,000.00), plus an amount equal to the book value of the Development Assets as described in Exhibit "1.1". For purposes of this Agreement, "book value" is defined as $650,000.00 for the "Allied Signal Option Parcel" and Seller's current cost basis as of the Closing Date, determined using generally accepted accounting principles, as to the other Development Assets. The Purchase Price shall be allocated among the Properties within two (2) business days prior to the end of the Inspection Period, which allocation, once completed, shall be attached to each copy of this Agreement as Exhibit "5.1."

        5.2 The Purchase Price shall be paid to Seller as follows:

        $5,000,000.00,     the Deposit described in Section 4 of this Agreement,
                           which shall be paid to Seller at Closing;

        $244,034,000.00,   approximately, in cash at Closing, subject to
                           prorations and adjustments as provided in this Agreement, to be paid by cashier's check or by wire transfer; and

                           an amount equal to the book value of the Development Assets as described in Section 5.1.

                  In the event that the extension respecting the Gulf Atlantic Center and/or The Eller Drive Building properties is exercised by either party, the Purchase Price payable hereunder shall be reduced by Seller's aggregate net book value of the Gulf Atlantic and/or Eller Drive properties, and such amount shall thereafter become the "Purchase Price" hereunder for the Gulf

Atlantic Center and/or The 1800 Eller Drive Building properties.

        6. CONFIDENTIAL NATURE OF AGREEMENT. Except for information obtained by Purchaser from third parties or which is otherwise available to the public, Purchaser shall keep all information obtained by Purchaser relative to the Property (including, without limitation, the Due Diligence Documents), as it relates to this transaction, confidential. Purchaser shall have the right to disclose such information notwithstanding such limitation to Purchaser's professionals, consultants, lenders, officers, employees, stockholders, purchasers and affiliates for the sole purpose of evaluating the Property to determine its value and suitability for Purchaser's needs and financing and as may be required by applicable law. Seller shall have the right, in its sole discretion, to terminate this Agreement in the event of a material breach by Purchaser of this Section 6, whereupon Escrow Agent, subject to the provisions of Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination.

        7. TITLE EVIDENCE. Within fifteen (15) days following the Effective Date, Purchaser shall, at Purchaser's expense, obtain an ALTA marketability title insurance commitment (the "Commitment"), with fee and leasehold owner's title policy premium to be paid by Purchaser at Closing, issued by Holland & Knight LLP, as agent for one or more national title insurers acceptable to Purchaser (collectively, the "Title Insurer"), with hard copies of all exceptions. The Commitment shall show Seller to be vested with good and marketable and insurable fee simple or leasehold title to the Realty and the Development Assets other than the Allied Signal Option Parcel, insurable in an amount equal to the Purchase Price in accordance with the standards adopted from time to time by The Florida Bar, at standard rates, and Seller believes that the Commitment will show the Realty and the Development Assets other than the Allied Signal Option Parcel to be free and clear of all liens, encumbrances, leases, tenancies, covenants, conditions, restrictions, rights-of-way, easements and other matters affecting title, except the following (which, if not objected to by Purchaser pursuant to the terms of Article 9 below, shall be deemed the "Permitted Exceptions"):

        7.1 Ad valorem real estate taxes for 1999 and subsequent years;

        7.2 All applicable zoning ordinances and regulations;

        7.3 Matters of record which are common to the subdivision;

        7.4 Matters described in Seller's existing title policies with respect to the Properties, including, with respect to the Gulf Atlantic Center and The 1800 Eller Drive Building properties, the ground leases (collectively, the "Ground Leases") pursuant to which Seller obtained its leasehold interest in the subject Realty; and

        7.5 Tenants in possession.

    8. SURVEY.

        8.1 Within the time period for providing the Commitment, Purchaser shall obtain and deliver to Seller ALTA surveys (the "Surveys") of the Realty and the Improvements. The Surveys shall:

                  8.1.1 meet the minimum technical standards of the Florida Board of Land Surveyors;

                  8.1.2 be certified to Purchaser, to Purchaser's attorney, to the Title Insurer and to Purchaser's mortgage lender;

                  8.1.3 be certified (or recertified) as of a date subsequent to the Effective Date;

                  8.1.4 set forth the total number of square feet and acres in the Realty;

                  8.1.5 show the location of all improvements, parcels (if any) in the legal descriptions of the Realty, number of square feet and parking spaces in the Improvements, utility, setback and other lines; easements, either visible or recorded, and recording references of them; and

                  8.1.6 include elevation and flood zone information.

             8.2 If the Survey shall reflect any encroachments, overlaps, unrecorded easements or similar rights in third parties, or any other adverse matters not specifically provided for in this Agreement, then the same shall be deemed "title defects" as set forth in Section 9.


     9. TITLE DEFECTS.

        9.1 Purchaser shall have until April 21, 1999 in which to examine the Commitment and the Surveys. If Purchaser finds title to be defective, Purchaser shall, no later than 5:00 p.m. Eastern time on April 21, 1999, notify Seller in writing, specifying the title defect(s). If Purchaser fails to give Seller written notice of any title defect(s) before 5:00 p.m. Eastern time on April 21, 1999, the defects shown in the Commitment or the Surveys shall be deemed to be waived as title objections to closing this transaction.

        9.2 If Purchaser has given Seller timely written notice of defect(s) and the defect(s) render the title other than as represented in this Agreement or if any new defects appear from the date of the Commitment through the Closing Date, Seller shall use commercially reasonable efforts to cause only those defects recorded after October 7, 1997 to be cured by the Closing Date. Seller agrees to remove, by payment, bonding or otherwise, any such lien (other than environmental liens) against the Property capable of removal by the payment of money or bonding. Seller shall not be obligated to (but may, in its sole and absolute discretion) cure any other defect or to buyout or settle any other claim or lien against the Property. At Seller's option, the Closing Date may be extended for a period not to exceed sixty (60) days for purposes of eliminating such title defects. If such additional time is reasonably required by Seller to cure such title defects, Seller's failure to extend the Closing Date shall be commercially unreasonable.

        9.3 If Seller does not eliminate such defects as of the Closing Date, as the same may be extended under the preceding sentence, or if any new "title defects" appear between the date of the Commitment through the Closing Date which Seller does not eliminate as of the Closing Date, Purchaser shall have the option to:

                  9.3.1 Close and accept the title "as is," without reduction in the Purchase Price and without claim against Seller for such title defects (except for any lien that Seller is required to cure pursuant to Section 9.2 that can be removed by the payment of money or bonding, for which credit shall be given Purchaser at the Closing unless Seller pays the same at the Closing) (and in such event, the Closing shall take place on the Closing Date); or

                  9.3.2 Cancel this Agreement, whereupon Escrow Agent, subject to the provisions of Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination, unless such title defects were caused by Seller's willful act or willful omission, in which event Seller shall remain liable to Purchaser for damages caused by such title defects.

        10. EXISTING LEASES. Seller represents and warrants to Purchaser that attached to this Agreement as Exhibit "10" is a rent roll of all leases, tenancies, and other occupancies, whether written or oral, affecting all or any portion of the Property (the "Leases"), setting forth, for each tenant (each a "Tenant", and collectively, the "Tenants"), the name of the tenant, the space(s) affected, the rents, the lease term, the security deposit as required by the subject Lease, if any, prepaid rent and any rent arrearages. Upon execution of this Agreement by Seller, Seller shall deliver to Purchaser true, correct and complete copies of all of the Leases. Seller further represents and warrants to Purchaser that:

        10.1 No other parties have any rights of occupancy or possession (including, without limitation, renewal options, rights of first refusal, options to purchase, free rent, tenant improvement allowances or other special concessions) of all or any portion of the Property except as set forth in the rent roll which is a part of Exhibit "10" or as set forth in the lease files provided by Seller to Purchaser pursuant to Section 11.1;

        10.2 All of the Leases are, as of the date of this Agreement, in good standing, without default on the part of Seller, and shall remain without default on the part of Seller through the date of the Closing;

        10.3 Seller shall use its diligent, good-faith, commercially reasonable efforts to deliver to Purchaser, at least ten (10) days prior to the Closing, appropriate estoppel letters from all Tenants occupying more than 10,000 square feet ("Major Tenants") and from a sufficient number of Tenants occupying the remaining occupied square feet in the Property, and not occupied by Major Tenants, necessary to provide estoppel coverage on eighty percent (80%) of the occupied square footage in the Property, such estoppel letters to confirm in all material respects the information contained in Exhibit "10" and provided to Purchaser by Seller pursuant to Sections 11.1.5 and

11.1.6 and to be in the form attached hereto as Exhibit "10.3". If the estoppel letters required by the preceding sentence are not timely obtained after diligent effort by Seller, then Seller shall execute an affidavit as to each such Lease for which it has not obtained an estoppel letter, setting forth the information which would have been contained in the estoppel letter, which shall substitute for such missing estoppel letters until such time as estoppel letters are received from the subject Tenants; provided, however, that Seller shall not be obligated to give, and Purchaser shall not be obligated to accept, substitute affidavits for more than 100,000 occupied square feet in the aggregate with respect to missing estoppel letters from Major Tenants. If Seller is unable to comply with the provisions of this Section 10.3 by the Closing Date, Purchaser shall have the options set forth in Sections 14.1 and 14.2;

        10.4 There are no modifications, understandings or agreements with respect to the Leases except as reflected in the Leases or as set forth in the lease files provided by Seller to Purchaser may be disclosed to Purchaser pursuant to Section 11.1;

        10.5 Seller has not received any prepaid rent under any of the Leases except as may be disclosed to Purchaser in the rent roll which is part of Exhibit "10"; and

        10.6 Seller shall not accept payment of any rent under any Lease for more than one (1) month in advance. Seller shall have the right, prior to the end of the Inspection Period, to modify any existing Lease or Contract and enter into any new lease or agreement affecting all or any portion of the Property, provided that Seller shall give Purchaser prompt notice of any such modification or new lease or agreement, and provided further that Seller shall not exercise its option, or enter into any lease respecting, the Allied Signal Option Parcel without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed. After the end of the

Investigation Period, Seller shall modify any existing Lease or Contract or enter into any new lease or agreement affecting all or any portion of the Property only with the prior written consent of Purchaser, which shall not be unreasonably withheld. Seller shall immediately provide to Purchaser a copy of any such proposed modification, lease or agreement, and Purchaser shall have two
(2) business days from the delivery thereof in which to withhold its consent to the terms thereof in writing, if it so chooses, or else the same shall be deemed consented to by Purchaser. If Purchaser timely withholds its consent, Purchaser shall have the right to terminate this Agreement, whereupon Escrow Agent, subject to the provisions of Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination. If Purchaser elects not to terminate this Agreement at the end of the Investigation Period, all new leases and agreements entered into by Seller prior to the end of the Investigation Period shall become "Leases" and "Contracts," respectively, hereunder. In addition, all new leases and agreements entered into by Seller after the end of the Investigation Period with Purchaser's consent or deemed consent shall become "Leases" and "Contracts," respectively, hereunder.

         11.      INVESTIGATION PERIOD.
                  11.1 During the period from the Effective Date until April 23, 1999 (the "Investigation Period"), Purchaser shall have the right to conduct, at Purchaser's expense, whatever reasonable investigations, analyses and studies of the Property that Purchaser may deem appropriate to satisfy Purchaser with regard to:

                  11.1.1 the physical condition of the building(s) and other improvements included in the Property, including their structure, roofs, air conditioning, heating, electrical, plumbing and other mechanical systems;

                  11.1.2 the physical condition of all fixtures, equipment, furnishings and other items of property referred to in Subsection 1.3 above, an inventory of which shall be furnished by Seller at Seller's expense within fifteen (15) days after the Effective Date;

                  11.1.3 the permitted uses of and improvements to the Property under applicable building and zoning ordinances and the present compliance or non-compliance with the same;

                  11.1.4 evidence of any hazardous waste or similar materials, and of Radon, in, on, under or about the Property;

                  11.1.5 all existing Contracts, Leases, lease files, lease abstracts, historical MRI reports (not including prospective information, such as budget projections, which are proprietary to Seller) and tenancies affecting the Property; and

                  11.1.6 Seller's historical operating statements for calendar year 1998 and year-to-date 1999 (as and when available).

        11.2 Purchaser and its agents and employees shall have the right to enter upon the Property for the purpose of making inspections, at Purchaser's sole risk, cost and expense, and subject to the rights of tenants. No destructive testing shall be permitted. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least one
(1) business day's prior notice to Seller or Seller's agent, and Seller or Seller's agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Seller shall make available to Purchaser at all times during business hours during the Investigation Period, and after the Investigation Period until the Closing Date, upon one (1) business day's prior notice, all documents relating to the matters described in Section 11.1 above which are in Seller's possession for review and copying by Purchaser (the "Due Diligence Documents"). In addition, within five (5) business days after the Effective Date, Seller shall provide Exhibits "12.1" and "12.6" to Purchaser. Purchaser shall promptly provide to Seller copies of all environmental and engineering reports which Purchaser may obtain from third parties relating to the Property. If Purchaser is dissatisfied, for any reason and in Purchaser's exclusive judgment, with the result of Purchaser's investigations, then Purchaser may cancel this Agreement by notifying Seller of such cancellation on or before 5:00 p.m. on April 23, 1999, whereupon Escrow Agent, subject to the provisions of
Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination.

        11.3 If Purchaser or Seller cancels this Agreement pursuant to the terms hereof, Purchaser shall deliver to Seller all of the Due Diligence Documents. Upon receipt of said documents by Seller, Escrow Agent shall disburse the Deposit, together with all interest earned thereon, to Purchaser.

        11.4 Upon Purchaser's waiver of or failure to duly exercise its right to terminate described in this Section 11, Purchaser shall have accepted the Property "as is", with no representations or warranties regarding the Property other than any which may be specifically stated in this Agreement.

        11.5 Notwithstanding any provisions in this Agreement to the contrary, Purchaser does and shall indemnify and hold harmless Seller and its agents, employees, successors and assigns, to the extent of the Deposit, against all losses, claims, damages, liability, attorneys' and accountants' fees and costs of litigation and all other expenses related to, growing out of, or arising from the investigation of or entry upon the Property, or other acts undertaken by Purchaser or its agents, employees or assigns, under this Agreement, including, without limitation, mechanic's or materialmen's liens. If Purchaser does not close on the purchase of the Property under this Agreement, it shall return the Property to the condition in which it existed prior to any investigations undertaken by Purchaser or its agents, employees and assigns pursuant to this Agreement.

        11.6 Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Due Diligence Documents.

        11.7 The inspections under this Section 11 may include a Phase I environmental inspection of the Property, but no Phase II environmental inspection shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller's review and approval. Upon Seller's request, Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above. Purchaser, for itself and any entity affiliated with Purchaser, waives and releases Seller and its employees, agents, officers, trustees, directors, beneficiaries and partners from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, contingent or otherwise (including any action or proceeding, brought or threatened, or ordered by any appropriate governmental entity) made, incurred, or suffered by Purchaser or any entity affiliated with Purchaser relating to the presence, misuse, use, disposal, release or threatened release of any hazardous or toxic materials, chemicals or wastes as the Property and any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation; provided, however, the foregoing release shall not operate or release any claim by Purchaser against any person or entity other than described above in this Section 11.7. The provisions of this Section 11.7 shall survive indefinitely the Closing or any termination of this Agreement and shall not be merged into the closing documents.

        11.8 To the maximum and extent permitted by applicable law, and except for Seller's representations and warranties (collectively, "Seller's Warranties") in this Agreement and the documents of conveyance and assignment to be delivered at the Closing, this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller. As a material part of the consideration of this Agreement, Purchaser agrees to accept the Property on an "AS IS" and "WHERE IS" basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller's Warranties. Except for Seller's Warranties, no warranty or representation is made by Seller as to (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (1) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance and legal condition of the Property and that, except as otherwise provided in this Agreement, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller's behalf concerning the Property. The provisions of this paragraph shall survive indefinitely the Closing or any termination of this Agreement and shall not be merged into the closing documents.

     12. REPRESENTATIONS, WARRANTIES AND COVENANTS. Seller represents and warrants to Purchaser, to Seller's knowledge, and covenants and agrees with Purchaser as follows:

        12.1 Seller has not entered into any contracts, subcontracts, arrangements, licenses, concessions, easements or other agreements, either recorded or unrecorded, written or oral, affecting all or any portion of the Property, or the use of it, other than the Leases set forth in Exhibit "10" and those agreements set forth in Exhibit "12.1";

        12.2 There are no (i) existing or pending improvement liens affecting the Property; (ii) violations of building codes and/or zoning ordinances or other governmental or regulatory laws, ordinances, regulations, orders or requirements affecting the Property; (iii) existing, pending or threatened lawsuits or appeals of prior lawsuits affecting the Property; (iv) existing, pending or threatened condemnation proceedings affecting the Property; or (v) existing, pending or threatened zoning, building or other moratoria, downzoning petitions, proceedings, restrictive allocations or similar matters that could affect Purchaser's use of the Property;

        12.3 Seller is vested with good and marketable title to all fixtures, equipment, furnishings and other items of property referred to in Section 1 and owned by Seller, free of all financing and other liens or encumbrances;

        12.4 Seller shall maintain the Property in the same manner as it has been maintained prior to the Effective Date until the Closing Date and shall comply prior to the Closing in all material respects with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property;

        12.5 There is no radon in the Improvements which are above government approved levels; Seller has not done nor allowed anything which could cause toxic or hazardous materials or waste to be present in, on or about the Property, and has no knowledge of any such materials or waste being or ever having been in, on, or about the Property or adjacent properties, in each case, except as described in Exhibit "12.6" attached hereto, which, for purposes hereof, constitutes all of Seller's knowledge;

        12.6 Seller shall provide, and keep in force through the Closing, policies of fire, flood, windstorm, hazard and other casualty insurance on the improvements portion of the Realty and all items of other property referred to in Section 1 above;

        12.7 There are no agreements currently in effect which restrict the sale of the Property;

        12.8 Subject to approval of Seller's Board of Directors as provided in this Section 12.8, Seller has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of Seller's partnership agreement, or any other instrument or agreement of any nature to which Seller is a party or by which it is bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement; no consent, approval, authorization or order of any person is required with respect to the consummation of the transactions contemplated by this Agreement. Seller agrees to present the terms of this Agreement to its Board of Directors (the "Board") for its approval not later than March 23, 1999. Seller further agrees to notify Purchaser of the decision of such Board no later than the end of business on such date. A Board decision to approve this transaction shall be final except that in the event of a material change in a term as embodied in this Agreement, the parties acknowledge that such change in terms may be subject to reconsideration by the Board, at its election.

        12.9 No commitments or agreements have been or will be made by or on behalf of Seller to any governmental authority, utility company, school board, church or other religious body, any homeowners or homeowners' association, or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contributions or dedications of money or land to construct, install or maintain any improvements of a public or private nature on or off the Realty or the Development Assets, or otherwise impose liability on Purchaser.

        12.10 The Ground Leases are, as of the date of this Agreement, in good standing, without default on the part of Seller, and have not been modified, changed, altered or amended in any respect since Seller acquired its leasehold interest in the Ground Leases, and the lessors under the Ground Leases are not in default, nor has there occurred any event which, by lapse of time or otherwise, will result in any default under the Ground Leases.

        12.11 At all times during the term of this Agreement and as of the Closing, all of Seller's representations, warranties and covenants in this Agreement shall be true and correct; no representation or warranty by Seller contained in this Agreement and no statement delivered or information supplied to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or information contained in them or in this Agreement not misleading.

        For purposes of this Section 12, "to Seller's knowledge" shall mean the actual knowledge of Troy Cox, James Heistand, Dale Johannes and Richard Nash, without independent inquiry.

        Purchaser warrants and represents to Seller that Purchaser has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of Purchaser's organizational documents, or any other instrument or agreement of any nature to which Purchaser is a party or by which it is bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement; no consent, approval, authorization or order of any person is required with respect to the consummation of the transactions contemplated by this Agreement. At all times during the term of this Agreement and as of the Closing, all of Purchaser's representations, warranties and covenants in this Agreement shall be true and correct.

     13. CONDITIONS PRECEDENT.

        13.1 An express condition precedent to Purchaser's obligation to close this transaction is the truth and correctness of all of Seller's representations and warranties and the fulfillment of all of Seller's covenants at all times during the term of this Agreement and as of the Closing, and no inquiry, analysis or examination made by Purchaser (or the results of them) shall reduce, limit or otherwise affect said representations, warranties and covenants.

        13.2 The following items are additional conditions precedent to Purchaser's obligation to close the transactions contemplated by this Agreement:


                  13.2.1 The Property shall remain zoned at the time of the Closing so as to permit each and every use now being made of the Property; there shall be no additional limiting conditions or restrictions under any zoning resolution, ordinance, covenant, agreement, or the like that could prohibit or frustrate any use of the Property now being made or otherwise permissible under said zoning classification in the absence of such conditions or restrictions.


                  13.2.2 As to the Gulf Atlantic Center and The 1800 Eller Drive Building properties only, Purchaser shall have received consents to the assignment of the lessee's interests under the Ground Leases by Seller and the assumption thereof by Purchaser, and Purchaser shall also have received estoppel certificates from the ground lessors under the Ground Leases in form and substance reasonably satisfactory to Purchaser; provided, however, that if one or both of such consents are not received by the Closing Date and Seller or Purchaser extends the Closing Date as to the Gulf Atlantic Center and/or The 1800 Eller Drive Building properties, the foregoing shall be a condition to closing of the Gulf Atlantic Center and/or The 1800 Eller Drive Building properties only.

        14. DEFAULT BY SELLER. Prior to the Closing Date, in the event that Purchaser becomes aware of facts or circumstances indicating that a representation or warranty of Seller contained herein is inaccurate, untrue or breached, as the case may be, Purchaser shall promptly so notify Seller in writing, and Seller shall have the right to cure the same on or before the Closing Date, failing which Purchaser shall have the right, by written notice to Seller given on the Closing Date, to terminate this Agreement, whereupon Escrow Agent, subject to the provisions of Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations hereunder, except for those which expressly survive such termination. If any of Seller's representations and warranties are not true and correct in all material respects as of the Closing Date or Seller's covenants are not fulfilled in all material respects or all other conditions precedent are not met in all material respects as of the Closing (or earlier specified date, if any), or if Seller fails to perform any of the terms and conditions of this Agreement in all material respects or is otherwise in default under this Agreement, then Purchaser, at Purchaser's sole option, may elect to:

        14.1 Waive the default or failure and close "as is"; or

        14.2 Cancel this Agreement by written notice to Seller given on or before the Closing Date, whereupon Escrow Agent, subject to the provisions of
Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination, unless the default was caused by the willful act or willful omission of Seller, in which event Seller shall continue to be liable for damages and attorneys' fees caused by such default); or

        14.3 Seek specific performance of Seller's obligations under this Agreement.

        In the event that any representation or warranty made by Seller herein is found to be inaccurate, untrue or breached, as the case may be, after the Closing Date, Purchaser shall have the right, for a period of one (1) year after the Closing Date, to seek actual (but not consequential or punitive) damages from Seller; provided, however, that Purchaser must commence a legal action or proceeding seeking such damages within said one (1)-year period, or its claims shall thereafter be barred.

     15. DEFAULT BY PURCHASER. In the event of the failure or refusal of Purchaser to close this transaction, Escrow Agent shall pay to Seller the Deposit, together with all interest earned thereon, as agreed and liquidated damages for said breach, and as Seller's sole and exclusive remedy for default of Purchaser, whereupon this Agreement shall terminate and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination.

     16. PRORATIONS.

        16.1 Real estate and personal property taxes and ground rents under the Ground Leases shall be prorated as of midnight of the day before the Closing Date. In the event that the taxes for the year of the Closing are unknown, the tax proration will be based upon such taxes for the prior year and, at the request of either party, such taxes for the year of the Closing shall be reprorated and adjusted when the tax bill for the year of the Closing is received and the actual amount of taxes is known.

        16.2 Utility bills or charges, where applicable, shall be prorated as of midnight of the day before the Closing Date. The parties shall, to the extent reasonably possible, have utility meters read the day preceding the Closing Date and Seller shall be responsible for paying all utility bills or charges which accrued against the Property prior to midnight of the day before the Closing

Date and Purchaser shall be required to pay all utility bills or charges accruing against the Property on or subsequent to midnight of the day before the Closing Date, with any charge for which a reading could not be made as of the day preceding the Closing Date being prorated as of midnight of the day before the Closing Date using an estimate based on the most recent reading for such utility. Purchaser shall, as of the day prior to the Closing Date, post with each utility company such deposit as each such utility company shall require, to the end that Seller's utility deposits shall be refunded to Seller following the Closing, after appropriate charge for Seller's utility bills. Purchaser shall secure its own insurance on the Property as of the Closing Date, and Seller shall cancel all existing insurance policies as of the Closing Date. Purchaser and Seller shall, before and after the Closing, reasonably cooperate with each other in connection with this Section 16.2.

        16.3 The parties agree that, except as otherwise specifically stated elsewhere in this Agreement, all income and expenses of the Property are intended to be prorated as of midnight of the day before the Closing Date. Purchaser shall be deemed the owner of the Property, for the purpose of such calculation, for the entire Closing Date. Income shall include all revenue of Seller derived from the operation of the Property. Expenses shall include all expenses from the operation of the Property. Income actually received by Seller prior to the Closing in payment for a period subsequent to the Closing shall appear on the closing statement as a credit to Purchaser. Expenses actually paid by Seller prior to the Closing in payment for a period subsequent to the Closing shall appear on the closing statement as a credit to Seller.

        16.4 Notwithstanding anything to the contrary in Section 16.3 above, rents under the Leases, including, without limitation, fixed rent and additional rent, including operating expense and real estate tax pass-throughs (collectively, "Rents"), shall be addressed in the manner set forth in this Section 16.4. All collected Rents for the month in which the Closing occurs shall be prorated as of midnight the day before the Closing Date. All uncollected Rents for the months prior to the month in which the Closing occurs and all uncollected Rents for the month of the Closing (the "Delinquent Rents"), shall remain Seller's property, and Seller shall receive no proration credit therefor at the Closing. Purchaser, however, shall receive a proration credit for its prorated portion of all Rents for the month of the Closing whether such Rents have been collected or remain uncollected. All prepaid Rents (for the months following the Closing) paid to or in possession of Seller shall be credited to Purchaser at the Closing. Purchaser agrees to use good faith and commercially reasonable efforts, for a period of six (6) calendar months after the Closing, to collect Delinquent Rents from each tenant ("Tenant or Tenants") remaining in possession of its space under a Lease. If any Tenant identifies in writing at the time of payment what its payment is for or how such payment should be applied, such payment shall be used or applied in such manner. Any and all other amounts received by Purchaser from any party owing the Delinquent Rents which are received by Purchaser after the Closing Date shall first be applied to the Rent due for the then current month, then to Purchaser's reasonable collection costs (including reasonable attorneys' fees and costs), then to accrued obligations of such Tenant due prior to the Closing (in the order of accrual), and then to accrued obligations due after the Closing. Purchaser shall promptly deliver to Seller any funds to be applied to Delinquent Rents in accordance with the preceding sentence. No portion of Delinquent Rents attributable to a particular Tenant shall be applied against the Rents or Delinquent Rents attributable to another Tenant, or the expenses incurred by Purchaser in collecting such Rents or Delinquent Rents from other Tenants. Purchaser shall not be obligated to file suit to collect the Delinquent Rents. After the Closing, Seller shall be entitled to commence and/or continue any collection efforts against any Tenants owing Delinquent Rents, including, but not limited to, commencing and/or continuing prosecuting lawsuits against such Tenants, so long as such lawsuits are for money damages only and do not seek the remedy of eviction.

        16.5 All security deposits or prepaid Rent held by or under the control of Seller, as required by the Leases, reflected on the tenant estoppel letter with respect to the Leases and as set forth on Exhibit "10" (less any offsets indicated thereon as hereinafter defined, if applicable), shall be paid or credited to Purchaser as of the Closing Date, and Purchaser shall, with respect to all matters arising or accruing after the Closing, assume all liability therefor. Seller shall not, after the Effective Date and prior to the Closing, further offset all or any portion of such security deposits or prepaid Rent without the prior written consent of Purchaser.

                  16.6 Except as otherwise provided in this Agreement, any lease commissions or tenant improvement costs which are (i) incurred by Seller in connection with any existing Leases or new leases entered into prior to the end of the Investigation Period or entered into after the end of the Investigation Period and approved by Purchaser in writing; or (ii) associated with currently existing renewal, expansion or refusal rights of Tenants under the Leases exercised after the Effective Date but prior to the Closing shall be prorated between the parties in proportion to the percentage of the Lease term in the case of (i) above, or the renewal or expansion term or term applicable to the expansion or refusal rights in the case of (ii) above, which falls before midnight of the day before the Closing Date (which shall be Seller's portion) and the percentage of same which falls after midnight of the day before the Closing Date (which shall be Purchaser's portion). Any other lease commissions or tenant improvement costs incurred by Seller in connection with the Leases shall be the responsibility of Seller; provided, however, that Purchaser shall bear the cost of any lease commissions or tenant improvement costs associated with currently existing renewal, extension, expansion or refusal rights of Tenants under the Leases exercised after the Closing.

        16.7 Seller agrees to pay to the appropriate taxing authority sales tax collected by Seller in connection with Rent received by Seller under the Leases for the month in which the Closing occurs promptly after the Closing. Not later than one hundred twenty (120) days after the Closing Date, Seller shall deliver to Purchaser the receipt or certificate from the Florida Department of Revenue provided for in Section 212.10(1), Florida Statutes (such as a "letter of good standing"), evidencing that the sales taxes for such month and for previous months have been paid in full and that no interest or penalties are due in connection with same.

        16.8 Notwithstanding anything to the contrary which may be contained herein:

                  16.8.1 Seller and Purchaser acknowledge and agree that to the extent the annual reconciliation of pass-throughs for the 1998 calendar year are not completed prior to the Closing, Seller, rather than Purchaser, shall have the right and obligation to complete such reconciliations and to collect and retain reimbursements from Tenants or pay reimbursements to Tenants, as applicable.

                  16.8.2 Upon the annual reconciliation of such pass-throughs with the Tenants of the Property for the 1999 calendar year, (i) if such reconciliation results in there being refunds due and payable to the Tenants, Seller shall promptly pay to Purchaser, upon Purchaser's request (accompanied by appropriate documentation), Seller's share of such refund amounts prorated for the portion of the year during which Seller owned the Property, and (ii) if such reconciliation results in Tenants owing funds, Purchaser shall have the right to collect such funds from the Tenants and Purchaser shall promptly pay to Seller a portion of the funds so collected, prorated for the portion of the year during which Seller owned the Property.


        16.9 The provisions of this Section 16 shall survive the Closing under this Agreement.

    17. IMPROVEMENT LIENS. All installments due and owing under certified, confirmed or ratified liens for governmental improvements or special assessments as of the Closing Date, if any, shall be paid in full by Seller, and pending liens and installments thereof not yet due and owing for governmental improvements or special assessments as of the Closing Date shall be assumed by Purchaser, provided that where the improvement has been substantially completed as of the Closing Date, such pending lien shall be considered certified.

    18. CLOSING COSTS. At the Closing, Seller shall pay the documentary stamps and surtax, if any, due on the deed of conveyance. Purchaser shall pay the owner's title insurance premium. Seller and Purchaser shall equally bear the cost of the Surveys. Each party shall pay its own attorneys' fees and bear the recording costs of any instruments received by that party, except that Seller shall pay the recording costs on documents necessary to clear title.
   19. CLOSING.

        19.1 Seller shall convey title to the Property owned in fee by Special Warranty Deed, subject only to the Permitted Exceptions (which, if Purchaser requests, shall not be specifically enumerated) and its leasehold interests in the Gulf Atlantic Center and The 1800 Eller Drive Building properties by assignment of the Ground Leases and assumption thereof by Purchaser, which assignment and assumption shall contain reciprocal indemnities for matters arising before and after the Closing Date and shall address such other matters as the ground lessors under the Ground Leases may require. Seller shall also deliver to Purchaser at the Closing:

                  19.1.1 a mechanic's lien affidavit, to the title insurer and Purchaser, in form acceptable to the Title Insurer to delete the standard exception relating to such liens in Purchaser's owner's title insurance policy;

                  19.1.2 an affidavit, to the Title Insurer and Purchaser, that there are no unrecorded easements and that Seller has exclusive possession of the Property, except for the rights of tenants shown on Exhibit "10" or hereafter approved in writing by Purchaser and that Seller has done nothing to change the state of facts shown on the Surveys, in form acceptable to the Title Insurer to delete the standard exceptions relating to such matters in Purchaser's owner's title insurance policy;

                  19.1.3 a gap affidavit and indemnification agreement acceptable to the Title Insurer for purposes of deleting the "gap" from Purchaser's title commitment and policy;

                  19.1.4 instruments necessary to clear title, if any, including those required to remove standard exceptions from the title policy;

                  19.1.5 an appropriate bill of sale with warranty of title for the Personalty;

                  19.1.6 appropriate assignments of the Leases and all other assignable leases, deposits, licenses, easements, rights-of-way, contract rights, intangible rights and other property and rights included in this transaction, containing reciprocal indemnities for matters arising before and after the Closing which instruments shall contain assumptions by Purchaser of the Leases and Contracts;

                  19.1.7 appropriate restatements of Seller's covenants, representations and warranties which are to survive the Closing;

                  19.1.8 appropriate evidence of Seller's partnership existence and authority to sell and convey the Property;

                  19.1.9 any and all guarantees and warranties on all property conveyed pursuant to this Agreement, with assignment of all assignable rights under the guaranties and warranties;

                  19.1.10 a non-foreign certificate and other documentation as may be appropriate and satisfactory to Purchaser to meet the non-withholding requirements under FIRPTA and any other federal statute or regulations (or, in the alternative, Seller shall cooperate with Purchaser in the withholding of funds pursuant to FIRPTA regulations);

                  19.1.11 an appropriate reporting form to be submitted with the deed at time of recordation;

                  19.1.12 Tenant notice letter regarding payment of rent; and

                  19.1.13 A consent and certification from Andreyev Engineering, authorizing Seller, Purchaser and its lenders to rely upon its reports.

         19.2 Purchaser shall pay the balance of the Purchase Price in excess of the Deposit, and shall provide Seller with analogous proof of entity existence and authority and an appropriate restatement of Purchaser's covenants, representations and warranties which are to survive the Closing. Seller and Purchaser shall each execute such other documents as are reasonably necessary to consummate this transaction.

     20. BROKERS. The parties each represent and warrant to the other that the only real estate broker, salesman or finder involved in this transaction is Redwood Real Estate Services Corp., to whom Seller shall pay a real estate brokerage commission in the amount of the lesser of one (1%) percent of the Purchase Price (excluding the amount paid for the Development Assets) or

Two Million Four Hundred Fifty Thousand ($2,450,000.00) Dollars, and Seller shall indemnify, defend and hold Purchaser harmless from claims for such payments. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder other than the above-named broker claiming to have dealt through or on behalf of one of the parties to this Agreement, then that party shall indemnify, defend and hold the other party under this Agreement harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys' fees and court costs, including those for appellate matters and post judgment proceedings) with respect to said claim for brokerage. The provisions of this section shall survive the Closing or the earlier termination of this Agreement.

     21. ASSIGNABILITY. Purchaser shall be entitled to assign Purchaser's rights and obligations under this Agreement to any entities owned or controlled by Allen C. de Olazarra and Rodolfo Prio Touzet.

     22. INSPECTIONS. Purchaser, and Purchaser's agents and contractors, shall have the right during the term of this Agreement, upon one (1) business day's advance notice, to enter upon the Property at all reasonable times for purposes of inspection and making tests and studies. Purchaser hereby agrees to and does indemnify, defend and hold Seller harmless, to the extent of the Deposit, from all liabilities, damages, claims, costs, or expenses whatsoever (including reasonable attorneys' fees and court costs) for bodily injury, death, or property damage resulting from any such inspection, test or study. The provisions of this Section 22 shall survive the Closing or the termination or cancellation of this Agreement.

     23. ESCROW AGENT.

        23.1 Escrow Agent undertakes to perform only such duties as are expressly set


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


forth in this Agreement. Escrow Agent shall not be deemed to have any implied duties or obligations under or related to this Agreement. Escrow Agent is the law firm representing Purchaser. In the event of a dispute between the parties, the parties consent to Escrow Agent continuing to represent Purchaser, notwithstanding that Escrow Agent shall continue to have the duties provided for in this Agreement.

        23.2 Escrow Agent may (a) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; (b) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and (c) assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing any instrument; Escrow Agent's duties under this Agreement are and shall be limited to those duties specifically provided in this Agreement.

        23.3 The parties to this Agreement do and shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, including attorneys' fees and costs, which it may incur or with which it may be threatened by reason of its action as Escrow Agent under this Agreement, except for such matters which are the result of Escrow Agent's gross negligence or willful malfeasance.

        23.4 If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or about the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement; upon filing such action, Escrow Agent shall be released from all obligations under this Agreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees, including those for appellate and post judgment matters and for paralegals and similar persons, incurred in its capacity as escrow agent in connection with any such interpleader action; Escrow Agent may represent itself in any such interpleader action and charge its usual and customary legal fees for such representation, and the court shall award such attorneys' fees, including those for appellate and post judgment matters and for paralegals and similar persons, to Escrow Agent from the losing party. Escrow Agent shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

        23.5 Escrow Agent may consult with counsel of its own choice, including counsel within its own firm, and shall have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct.

        23.6 Escrow Agent may resign upon five (5) days' written notice to Seller and Purchaser. If a successor escrow agent is not appointed jointly by seller and Purchaser within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

    24. NOTICES. Any notices required or permitted to be given under this Agreement shall be delivered by hand, by facsimile providing a transmission receipt or delivered by a nationally recognized overnight delivery service, and addressed as described below; notices shall be deemed effective only upon receipt or refusal of delivery or, if by facsimile sent after 5:00 p.m., Eastern Time, on the next business day after transmission.

                  Notices to Seller:
                           Highwoods/Florida Holdings, L.P.
                           3100 Smoketree Court
                           Suite 600
                           Raleigh, NC  26704-1051
                           Attn: Mack D. Pridgen, III, Esq.
                           Fax: 919-876-6929

                  With a copy to:

                           Alston & Bird
                           3605 Glenwood Avenue
                           Suite 310
                           Raleigh, NC  27622-1107
                           Attn: William R. Klapp, Jr. Esq.
                           Fax: 919-420-2260

                  Notices to Purchaser:

                           America's Capital Partners, LLC
                           444 Brickell Avenue
                           Suite 1001
                           Miami, Florida  33131
                           Attn: Allen C. de Olazarra, CEO
                           Fax: 305-995-9993

                  With a copy to:

                           Holland & Knight LLP
                           701 Brickell Avenue
                           Suite 3000
                           Miami, Florida 33131
                          Attn: Stuart K. Hoffman, Esq.
                                Fax: 305-789-7732

                  Notices to Escrow Agent:

                           Holland & Knight LLP
                           701 Brickell Avenue
                           Suite 3000
                           Miami, Florida 33131
                          Attn: Stuart K. Hoffman, Esq.
                                Fax: 305-789-7732

     25. RISK OF LOSS.

        25.1 The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies except those set forth in Exhibit "10", or hereafter approved by Purchaser in writing). Seller shall not remove anything from the Property between the date of this Agreement and the Closing.

        25.2 Upon receipt of an offer or any notice or communication from any governmental or quasi-governmental body seeking to take under its power of eminent domain all or any portion of the Property, Seller shall promptly notify Purchaser of the receipt of same and shall send such communication, or a copy of it, to Purchaser. Upon receipt of such notice, Purchaser shall have the right to rescind this Agreement by delivery of written notice to Seller within fifteen
(15) days of Purchaser's receipt of the communication from Seller. In the event Purchaser elects to rescind, Escrow Agent, subject to the provisions of Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except for those which expressly survive such termination. In the event that Purchaser elects not to rescind, then Purchaser shall be entitled to all condemnation awards and settlements. Seller and Purchaser agree to cooperate with each other to obtain the highest and best price for the condemned property.

        25.3 In the event that any of the Property is damaged or destroyed by fire or other casualty prior to Closing, Seller shall repair and restore the Property to the same condition as before the fire or casualty, and the closing shall be deferred for up to one hundred twenty (120) days to permit such repair and restoration. If Seller is unable to repair and restore within such one hundred twenty (120)-day period, then Purchaser shall have the option of (a) terminating this Agreement by written notice to Seller, whereupon Escrow Agent, subject to the provisions of Section 11.3, shall return the Deposit, together with all interest earned thereon, to Purchaser, and both parties shall be released from all further obligations under this Agreement, except those which expressly survive such termination, or (b) proceeding with the Closing, in which case Purchaser shall be entitled to all insurance proceeds (subject to the rights of the holder(s) of any existing mortgages), and to credits equal to the insurance deductibles and to the replacement cost not covered by insurance proceeds and deductibles.

    26. INDEMNITY. Seller shall and does indemnify and hold Purchaser harmless from any and all liability, including costs and attorneys' fees, including those for appellate proceedings:

        26.1 to the State of Florida for sales tax due on any rentals or sales prior to Closing, under Florida Statutes Section 212.10;

        26.2 for services rendered prior to the Closing under any contracts for services to the Property existing now or at any time prior to the Closing;

        26.3 for any security deposits of tenants received by Seller prior to the Closing and not credited to Purchaser at the Closing;

        26.4 for any personal property taxes remaining unpaid for calendar years prior to the year of the Closing.

   27. RADON GAS NOTICE. Pursuant to Florida Statutes Section 404.056(8), Seller hereby makes, and Purchaser hereby acknowledges, the following notification:


        RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

   28.  MISCELLANEOUS.

        28.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without application of choice of law or conflicts of laws principles.

        28.2 In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

        28.3 In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees. Wherever provision is made in this Agreement for "attorneys' fees," such term shall be deemed to include accountants' and attorneys' fees and court costs, whether or not litigation is commenced, including those for appellate and post judgment proceedings and for paralegals and similar persons.

        28.4 Each party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

        28.5 Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

         28.6 The captions in this Agreement are for the convenience of reference only and shall not be deemed to alter any provision of this Agreement.

        28.7 Any reference in this Agreement to time periods less than six (6) days shall, in the computation thereof, exclude Saturdays, Sundays, and legal holidays; any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day. Time is of the essence.

         28.8 This Agreement constitutes the entire agreement between the parties and may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought.

        28.9 All references in this Agreement to exhibits, schedules, paragraphs, subparagraphs and sections refer to the respective subdivisions of this Agreement, unless the reference expressly identifies another document.

        28.10 All of the terms of this Agreement, including but not limited to the representations, warranties and covenants of Seller, shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

        28.11 Typewritten or handwritten provisions which are inserted in or attached to this Agreement as addenda or riders shall control all printed or pretyped provisions of this Agreement with which they may be in conflict.

        28.12 All covenants and agreements which expressly survive the Closing and all representations and warranties of Seller in this Agreement, all remedies related to them, and the provisions of this Section 28.12 shall survive the Closing for a period of one
(1) year.

     29. SECTION 1031 EXCHANGE. Purchaser hereby acknowledges it is the intention of the Seller to effect a Section 1031 tax deferred exchange at no additional expense to Purchaser. The Seller's rights and obligations under this Agreement may be assigned to a qualified intermediary for the purpose of completing such an exchange. Purchaser agrees to cooperate with Seller and said qualified intermediary to complete the exchange.

     30. OTHER AGREEMENT. Seller and Purchaser acknowledge that they have entered into one (1) other Purchase and Sale Agreement (the "Other Agreement") contemporaneously herewith, and that, if this Agreement is terminated in accordance with its terms, then the Other Agreement shall also terminate.

         EXECUTED as of the date first written above in several counterparts, each of which shall be deemed an original, but all of which constitute only one agreement.

Signed, sealed and delivered
in the presence of:

                                     SELLER:

_________________________            HIGHWOODS/FLORIDA HOLDINGS, L.P., a
                                     Delaware limited partnership

_________________________
(As to Seller)                       By: Highwoods/Florida  GP Corp., a Delaware
                                     corporation, its general partner

                                     By: /s/ Edward Fritsch
                                         ----------------------------------

                                     Title: Executive Vice President
                                            -------------------------------



                                     PURCHASER:

                                     AMERICA'S CAPITAL PARTNERS
_________________________


                                     By: /s/ Allen C. de Olazarra
_________________________             Its: Managing Member
(As to Purchaser)                          ----------------------------------


                                      Dated: March 25, 1999
                                             ----------------------------------





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